For Immediate Release

WSI Industries Reports Profitable Fourth Quarter

October 16, 2017—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported that for the fiscal 2017 fourth quarter, the Company had sales of $8,404,000 versus the prior year’s quarter of $8,110,000 and had net income of $90,000 or $.03 per diluted share as compared to a net loss of $43,000 or $.01 per diluted share in the prior year’s fiscal fourth quarter.

The Company also reported annual sales for the fiscal 2017 year ending August 27, 2017 of $30,641,000 versus the prior year’s sales of $35,216,000. The Company also reported a full year net loss of $814,000, or $.28 per diluted share versus net income of $173,000 or $.06 per diluted share in the prior year.

Michael Pudil, president and chief executive officer, commented: “We are pleased with the progress we have made in the last several months. During the quarter, we experienced higher year over year sales in all of our major business segments: powersports, aerospace and energy. We were able to achieve the improvement in our results by a combination of reduction in overhead costs, improved productivity and an increased level of business.”

Pudil concluded: “We continue to have success in developing new business. With new orders that we have received, we expect that our base of business will continue to diversify in fiscal 2018. Our focus on obtaining new customers and programs continues to show promising results.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense market.

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For additional information:

Michael J. Pudil (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS     (Unaudited)

In thousands, except per share amounts

	Quarter ended		Year ended
	August 27, 2017	August 28, 2016	August 27, 2017	August 28, 2016
Net Sales	$8,404	$8,110	$30,641	$35,216
Cost of products sold	7,503	7,672	28,195	32,292
Gross margin	901	438	2,446	2,924

Selling and administrative expense	661	803	3,346	3,012
Interest and other income	(8)	(1)	(19)	(22)
Interest and other expense	69	72	423	308

Net Income (loss) before taxes	179	(436)	(1,304)	(374)

Income tax expense (benefit)	89	(393)	(490)	(547)

Net income (loss)	$90	$(43)	$(814)	$173

Basic earnings (loss) per share	$0.03	$(0.01)	$(0.28)	$0.06

Diluted earnings (loss) per share	$0.03	$(0.01)	$(0.28)	$0.06

Weighted average number of common shares outstanding	2,940	2,920	2,924	2,920

Weighted average number of common and dilutive potential common shares	2,940	2,920	2,924	2,928

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands

	August 27, 2017	August 28, 2016
Assets:
Total Current Assets	$11,796	$10,897
Property, Plant, and Equipment, Net	10,321	11,461
Other Assets	2,368	3,625
Total Assets	$24,485	$25,983

Liabilities and Shareholders’ Equity:
Total Current Liabilities	$4,692	$3,815
Long-Term Debt	5,442	6,786
Deferred Tax Liabilities	915	1,403
Shareholders’ Equity	13,436	13,979
Total Liabilities and Shareholders’ Equity	$24,485	$25,983

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	Year Ended
	August 27, 2017	August 28, 2016

Cash flows from operating activities (1)	$3,129	$2,978
Cash used in investing activities	(806)	(378)
Cash used in financing activities	(215)	(3,011)
Net increase (decrease) in cash and cash equivalents	2,108	(411)

Cash and cash equivalents at beginning of period	3,739	4,150

Cash and cash equivalents at end of period	$5,847	$3,739

(1) Cash flows from operating activities includes non-cash adjustments for depreciation and stock option compensation expense of $2,109 and $2,001 at August 27, 2017 and August 28, 2016, respectively.